Exhibit 10.3

MICHAELS STORES, INC.
STOCK OPTION AGREEMENT

Participant:

No. of Shares:

Option Price:

Date of Grant:

Expiration Date:

     Under the terms and conditions of the 2005 Incentive Compensation Plan (the “Plan”) of Michaels Stores, Inc., a Delaware corporation (the “Company”), a copy of which is attached hereto and incorporated herein by reference, the Company grants to the individual whose name is set forth above (the “Participant”) an option (“Option”) to purchase the number of shares of the Company’s Common Stock, par value $0.10 per share, set forth above at the price per share set forth above (the “Option Price”). Terms not defined in this Agreement have the meanings set forth in the Plan.

     The Option will be for a term commencing on the Date of Grant set forth above and ending at 5:00 p.m. Dallas, Texas time on the Expiration Date set forth above. During the term of the Option, the Option will become 100% exercisable on and after the Date of Grant. In no event, however, will the Participant be entitled to acquire a fraction of a share of Common Stock pursuant to the Option.

     Notwithstanding the Expiration Date set forth above, in the event the Participant’s service with the Company is terminated by retirement at or after the age of 60, long-term disability (as determined by the Committee in good faith) or death, the portion of the Option which is unexpired at the time of such termination of service will expire at 5:00 p.m. Dallas, Texas time (i) one day prior to the fifth anniversary of such retirement or long-term disability or (ii) one day prior to the third anniversary of such death.

     In the event the Participant’s service with the Company is terminated for any reason other than such retirement, long-term disability or death, the Option will expire at 5:00 p.m. Dallas, Texas time on the 30th calendar day after such termination.

     Payment of the Option Price of any shares purchased under the Option will be made pursuant to any of the provisions of, and in accordance with, Paragraph 6(c) of the Plan (or any successor provision).

     The Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or, with the consent of the Committee, by gifts to family members of the Participant, including to trusts in which family members of the Participant own more than 50% of the beneficial interests, to foundations in which family members of the Participant or the Participant control the management of assets, to other entities in which more than 50% of the voting interests are owned by family members of the Participant or the Participant.

     The Participant hereby accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the Plan amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Participant under this Agreement without the Participant’s consent. This Agreement may be executed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.

ACCEPTED:		MICHAELS STORES, INC.

By:
Signature of Participant	Social Security #	Title:

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